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                                                                       EXHIBIT 5


                        [HADDAN & ZEPFEL LLP LETTERHEAD]


                                December 14, 1998

Modtech Holdings, Inc.
2830 Barrett Avenue
Perris, CA 92571

Dear Sirs:

      We are acting as counsel for Modtech Holdings, Inc., a Delaware corporation (the "Company") , in connection with the registration by the Company of 12,622,158 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") and 388,939 shares of the Company's Series A Preferred Stock, par value $.01 per share (the "Preferred Stock") pursuant to the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the "Registration Statement"). The Shares are to be issued in connection with the acquisition of SPI Holdings, Inc. by the Company, pursuant to the Agreement and Plan of Reorganization and Merger dated as of September 28, 1998 by and among Modtech, Inc. and SPI Holdings, Inc. (the "Merger Agreement").

      In connection with rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and other instruments, certificates of officers, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

      Based on, and subject to, the foregoing, it is our opinion that:

      1. The Company has the corporate authority to issue the Common Stock and the Preferred Stock in the manner and under the terms set forth in the Registration Statement.

      2. The Common Stock and the Preferred Stock have been duly authorized and, when issued and delivered to in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, to its use as a part of the Registration Statement and to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                            Very truly yours,

                                            Haddan & Zepfel LLP